Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2021 with respect to the consolidated financial statements of QOMPLX, Inc. and Subsidiaries included in this Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Arlington, Virginia

June 17, 2021